FLIR Systems Announces First Quarter 2010 Financial Results

PORTLAND, OR -- (Marketwire - April 23, 2010) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2010. Revenue was $287.3 million, up 6% compared to first quarter 2009 revenue of $272.0 million. Operating income for the quarter was $84.3 million, up 1% from $83.4 million in the first quarter of 2009. Net income for the quarter was $55.9 million, or $0.35 per diluted share, compared with net income of $54.3 million, or $0.35 per diluted share, in the first quarter a year ago. Cash provided by operations during the quarter was $82.2 million.

Revenue from the Company's Government Systems division decreased 2% from the first quarter of 2009, to $158.3 million. Revenue from the Company's Commercial Systems division increased 17% over the first quarter of 2009, to $129.0 million. Within the Commercial Systems' division, revenue from Commercial Vision Systems increased 16% over the first quarter of last year, to $53.4 million, reflecting strong growth across multiple product lines. Revenue from Thermography increased 18% from the first quarter of last year, to $75.6 million, reflecting strong growth in the U.S. and Asia-Pacific regions.

The backlog of firm orders for delivery within the next twelve months was approximately $543 million at March 31, 2010, a decrease of $20 million during the quarter. Backlog in the Government System's division was $418 million, down $15 million during the quarter. Backlog in the Commercial Vision Systems division was $101 million, down $2 million during the quarter. Backlog in the Thermography division was $24 million, down $3 million during the quarter.

Revenue and Earnings Outlook for 2010

Based on its financial results for the first quarter of 2010, and the outlook for the remainder of the year, management today is reaffirming its outlook for revenue and earnings per share for the full year 2010. Management currently expects revenue for 2010 to be in the range of $1.2 billion to $1.3 billion, an increase of approximately 9% compared with 2009, and net earnings to be in the range of $1.48 to $1.53 per diluted share, an increase of approximately 4% compared with 2009.

"I am very pleased with our first quarter performance. Our commercial businesses had solid growth year-over-year and Government Systems was little changed, as expected. Gross margins and operating margins remained at near-record levels. Cash flow from operations of $82 million was also excellent," stated Earl Lewis, President and CEO of FLIR. "We are seeing a good recovery in our commercial businesses, and expect them to grow nicely for the remainder of 2010 and beyond. The Government Systems division is on track to meet our expectations as we expand our sales footprint and marketing activities to position us for long term growth. As a company, we continue to focus on efficient operations, broad distribution, high quality products, and leadership in promising growth markets."

Conference Call

FLIR has scheduled a conference call at 11:00 AM EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #67272444 after 2:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2010" above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                            FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                    ----------------------
                                                       2010        2009
                                                    ----------  ----------

Revenue                                             $  287,298  $  271,996
Cost of goods sold                                     121,944     114,281
                                                    ----------  ----------
    Gross profit                                       165,354     157,715

Operating expenses:
  Research and development                              24,803      22,409
  Selling, general and administrative                   56,208      51,940
                                                    ----------  ----------
    Total operating expenses                            81,011      74,349

    Earnings from operations                            84,343      83,366

Interest expense                                         1,224       2,778
Other income, net                                         (307)     (1,024)
                                                    ----------  ----------

    Earnings before income taxes                        83,426      81,612

Income tax provision                                    27,531      27,340
                                                    ----------  ----------

    Net earnings                                    $   55,895  $   54,272
                                                    ==========  ==========

Net earnings per share:
  Basic                                             $     0.37  $     0.38
                                                    ==========  ==========
  Diluted                                           $     0.35  $     0.35
                                                    ==========  ==========

Weighted average shares outstanding:
  Basic                                                152,899     143,819
                                                    ==========  ==========
  Diluted                                              161,604     162,578
                                                    ==========  ==========

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                                    March 31,  December 31,
                                                      2010         2009
                                                  ------------ ------------
                   ASSETS

Current assets:
  Cash and cash equivalents                       $    461,820 $    422,047
  Accounts receivable, net                             224,400      234,974
  Inventories                                          223,075      216,500
  Prepaid expenses and other current assets             71,215       93,276
  Deferred income taxes, net                            13,107       13,231
                                                  ------------ ------------
     Total current assets                              993,617      980,028

Property and equipment, net                            168,269      139,112
Deferred income taxes, net                               5,391        5,322
Goodwill                                               273,103      262,331
Intangible assets, net                                  59,228       59,180
Other assets                                            30,947       48,571
                                                  ------------ ------------
                                                  $  1,530,555 $  1,494,544
                                                  ============ ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     66,226 $     53,319
  Deferred revenue                                      14,981       20,986
  Accrued payroll and related liabilities               34,810       39,809
  Accrued product warranties                             9,196        9,438
  Advance payments from customers                       12,183        8,616
  Accrued expenses                                      21,063       25,941
  Other current liabilities                              3,813       13,273
  Accrued income taxes                                  10,352       15,504
                                                  ------------ ------------
     Total current liabilities                         172,624      186,886

Long-term debt                                          58,496       58,022
Deferred income taxes                                    3,328        2,222
Accrued income taxes                                     4,850        4,550
Pension and other long-term liabilities                 37,685       39,115

Commitments and contingencies

Shareholders' equity                                 1,253,572    1,203,749
                                                  ------------ ------------
                                                  $  1,530,555 $  1,494,544
                                                  ============ ============

Company Contact:
Tony Trunzo
+1 503.498.3547
www.flir.com